Exhibit 99.1

iBio Announces Filing of 2023 Annual Report on SEC Form 10-K

BRYAN, Texas and SAN DIEGO, California / September 27, 2023 / (GLOBE NEWSWIRE) / iBio, Inc. (NYSEA:IBIO) (“iBio” or the “Company”), an AI-driven innovator of precision antibody immunotherapies, announced today the filing of its annual report on Form 10-K with the United States Securities and Exchange Commission ("SEC") for the fiscal year ended June 30, 2023.

Revenues for the fiscal year ended June 30, 2023 were $nil, compared to $1.9 million in fiscal 2022. Total operating expenses, not including the loss from discontinued operations, were $29.3 million in fiscal 2023, a 7% decrease from $31.6 million in fiscal 2022. iBio's consolidated net loss for the fiscal year ended June 30, 2023 was $65.0 million, an increased loss of $14.6 million compared to 2022, due primarily to increased loss from discontinued operations. iBio held cash and cash equivalents of $4.3 million, and restricted cash of $3.3 million, as of June 30, 2023.

Pursuant to the disclosure requirements of the NYSE American Company Guidelines Sections 401(h) and 610(b), the Company advises that its audited financial statements for the fiscal year ended June 30, 2023, included in its annual report on Form 10-K filed today with the SEC, contained an audit opinion from its independent registered public accounting firm related to the Company’s ability to continue as a going concern. This announcement is made pursuant to NYSE American LLC Company Guide Section 610(b), which requires public announcement of the receipt of an audit opinion containing a going concern paragraph.

Subsequent to fiscal 2023 year end, iBio announced an amendment to its credit agreement (the “Credit Agreement”) with Woodforest National Bank (the “Agreement”), extending the Agreement’s maturity date from November 1, 2023 to the earlier of December 31, 2023 or the acceleration of maturity of the term loan in accordance with the Credit Agreement. The extension of the maturity date was intended to afford the Company sufficient time to close the pending sale of its cGMP biologics manufacturing facility (the “CDMO Facility”), which is anticipated to occur before the end of calendar 2023.  There can be no assurance that the closing conditions for the sale of the CDMO Facility will be satisfied.

“Once the pending sale of the CDMO Facility closes, and the Woodforest loan is paid in full, for which there  can be no assurance, it will complete the divestiture of iBio’s contract development and manufacturing business in Texas, and extend our cash runway to help support continued advancement of our AI drug discovery platform and immunotherapy pipeline out of our research and development center in California,” said Martin Brenner, DVM, Ph.D., iBio’s Chief Executive Officer and Chief Scientific Officer.

About iBio, Inc.

iBio develops next-generation biopharmaceuticals using computational biology and 3D-modeling of subdominant and conformational epitopes, prospectively enabling the discovery of new antibody treatments for hard-to-target cancers and other diseases. iBio’s mission is to decrease drug failures, shorten drug development timelines, and open up new frontiers against the most promising targets. For more information, visit www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding the closing of the sale of the CDMO Facility before the end of calendar 2023, paying the Woodforest loan in full, completing the divestiture of the Company’s contract development and manufacturing business in Texas, and extending the Company’s cash runway to help support continued advancement of its AI drug discovery platform and immunotherapy pipeline out of its research and development center in California. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to complete the sale of the CDMO Facility as planned; the Company’s ability to continue to execute its growth strategy; the Company’s ability to obtain regulatory approvals for commercialization of its product candidates, or to comply with ongoing regulatory requirements; regulatory limitations relating to the Company’s ability to promote or commercialize its product candidates for specific indications; acceptance of the Company’s product candidates in the marketplace and the successful development, marketing or sale of products; the Company’s ability to maintain its license agreements; the continued maintenance and growth of its patent estate; the Company’s ability to obtain or maintain the capital or grants necessary to fund its research and development activities and whether the Company will incur unforeseen expenses or liabilities or other market factors; successful compliance with governmental regulations applicable to its manufacturing facility; competition; the Company’s ability to retain its key employees or maintain its NYSE American listing; and the other factors discussed in the Company’s filings with the SEC including the Company’s Annual Report on Form 10-K for the year ended June 30, 2023 and the Company’s subsequent filings with the SEC on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact:

Stephen Kilmer

iBio, Inc.

Investor Relations

(646) 274-3580

skilmer@ibioinc.com

Susan Thomas

iBio, Inc.

Media Relations

(619) 540-9195

Sthomas@ibioinc.com